Exhibit 4.1

08:48:57 a.m. 05-09-2024 | 2

From: Janelle Jenkins Fax: 17026314755 To: Fax: (775) 684-5725

| Filed in the Office of | Business Number E8998482020-3 |
|---|---|
| F. V. Aguilar (signature) | Filing Number 20244050252 |
| Secretary of State State Of Nevada | Filed On 5/9/2024 8:48:00 AM |
| | Number of Pages 8 |

FRANCISCO V. AGUILAR
**Secretary of State**
401 **North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - **USE** DARK **INK ONLY - DO NOT HIGHLIGHT**

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| 1. Entity information: | Name of entity: SensaSure Technologies Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20201886789 |
| 2. Effective date and time: | For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/09/2024 Time: 4:10PM Eastern<br>(must not be later than 90 days after the certificate is filed) |
| 3. Class or series of stock: (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Class A Convertible Preferred Stock |
| 4. Information for amendment of class or series of stock: | The original class or series of stock being amended within this filing: |
| 5. Amendment of class or series of stock: | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued. |
| | ☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| 6. Resolution: Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>SensaSure Technologies Inc. - Certificate of Designation of Preferences, Rights and Limitations of Class A Convertible Preferred Stock (cont'd) |
| 7. Withdrawal: | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| 8. Signature: (Required) | X (signature) Signature of Officer Date: 05/09/2024 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

SENSASURE TECHNOLOGIES INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
CLASS A CONVERTIBLE PREFERRED STOCK

The undersigned, James Hiza, does hereby certify that:

1. He is the Chief Executive Officer, of SENSASURE TECHNOLOGIES INC., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue from time to time in one or more series or classes up to one hundred and fifty million (150,000,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

3. The Corporation, pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Amended and Restated Articles of Incorporation, through the Board of Directors, adopted the following resolution on April 5, 2024: (i) designating a class of Preferred Stock, known as the Class A Convertible Preferred Stock (the “Class A Preferred Stock”) and authorizing the issuance of up to two thousand (2,000) shares of Class A Preferred Stock; and (ii) setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Amended and Restated Articles of Incorporation, a class of preferred stock of the Corporation be, and it hereby is, designated out of the one hundred and fifty million (150,000,000) shares of preferred stock, $0.01 par value per share, of the Corporation, which shall have the following preferences, rights, powers, designations and other terms:

I.  Number and Designation. This class shall consist of two thousand (2,000) shares of preferred stock, par value $0.01, of the Corporation that shall be designated as the Class A Convertible Preferred Stock (the “Class A Preferred Stock”). The number of authorized shares of Class A Preferred Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors and by filing amendments to the Certificate of Designation pursuant to the provisions of the Nevada Revised Statutes stating that such reduction has been so authorized, but the number of authorized shares of the Class A Preferred Stock shall not be increased except pursuant to majority vote of the holders of shares of Class A Preferred Stock.

II.          Dividends. When and as any dividend or distribution is declared or paid by the Corporation on common stock, par value $0.01 per share (“Common Stock”), whether payable in cash, property, securities or rights to acquire securities, the holders of the Class A Preferred Stock will be entitled to participate with the holders of shares of Common Stock in such dividend or distribution as set forth in this Article II. At the time such dividend or distribution is payable to the holders of shares of Common Stock, the Corporation will pay to each holder of shares of Class A Preferred Stock such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock the shares of Class A Preferred Stock held by such holder are convertible into.

III.         Voting Rights.

A.         Subject to the provision for adjustment hereinafter set forth, each share of Class A Preferred Stock outstanding shall entitle the holder thereof to 100,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time on or after the date that Class A Preferred Stock has been issued (“Distribution Date”) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.         Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a class or series of preferred stock, or by law, the holders of shares of Class A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C.         In addition to any other rights provided by law, so long as any shares of Class A Preferred Stock are outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Class A Preferred Stock, will not amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Bylaws if such action would materially adversely affect the voting rights of, or the other rights, preferences or restrictions provided for the benefit of, the shares of Class A Preferred Stock.

D.         Except as set forth herein, holders of shares of Class A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

IV.         Conversion. The holders of shares of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

A.         Right to Convert. Subject to Section 4(d) below, each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of fully paid and non-assessable Common Stock (the “Conversion Rate”).

B.         Mechanics of Conversion. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled set forth in this Section 4.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Class A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Class A Preferred Stock shall not be deemed to have converted such Class A Preferred Stock until immediately prior to the closing of such sale of securities.

C.         Split, Subdivision and Distribution Adjustments. In the event the Corporation should at any time or from time to time after the Distribution Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Rate of the Class A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

D.         Combination Adjustments. If the number of shares of Common Stock outstanding at any time after the Distribution Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for the Class A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be decreased in proportion to such decrease in outstanding shares.

E.         Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4) provision shall be made so that the holders of shares of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Class A Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of shares of the Class A Preferred Stock after the recapitalization to the end that the provisions of this Section 4.E. (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Class A Preferred Stock) shall be applicable after that event.

F.          No Impairment. The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Class A Preferred Stock against impairment.

G.         Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Class A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

V. Liquidation.

A.         Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of the Corporation’s preferred stock entitled, by reason of their ownership of preferred stock, to receive the preferential amount, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Class A Preferred Stock and Common Stock, shall be paid such preferential amount prior to any distribution of any assets of the Corporation to the holders of shares of Class A Preferred Stock and Common Stock.

B.         Remaining Distribution. Upon the completion of the distribution required by Section 5.A., above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of shares of the Class A Preferred Stock, the preferred stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class A Preferred Stock or preferred stock).

VI.         Miscellaneous.

A.         Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Class A Preferred Stock. Upon the surrender of any certificate representing Class A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B.         Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Class A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C.         Priority. The Class A Preferred Stock shall be senior to the Corporation’s outstanding Common Stock referred to herein as “Junior Securities.” The Corporation may not hereafter issue any class of preferred stock that may be treated in pan passu or senior to the Class A Preferred Stock without the consent of the holders of a majority of the outstanding Class A Preferred Stock at the time.

D.         Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Class A Preferred Stock; provided notwithstanding Section 3.C. above that no such action will change or affect (a) the voting rights of the Class A Preferred Stock, or (b) the amount of cash, securities or other property receivable or to be received by the holders of the Class A Preferred Stock. An adjustment to the number of outstanding shares of Common Stock pursuant to a reverse stock split or forward stock split shall not be prohibited or restricted by this Section 6.D.

E.         Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Class A Preferred Stock then outstanding.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of May, 2024.

By:
/s/ James Hiza
James Hiza
President

[Signature Page to Class A Preferred Stock Certification of Designation]